FINANCIAL INVESTORS TRUST

SEAFARER OVERSEAS GROWTH AND INCOME FUND

SEAFARER OVERSEAS VALUE FUND

Plan pursuant to Rule 18f-3(d) under the

Investment Company Act of 1940

Effective August 30, 2024

This Amended and Restated Plan (this “Plan”) constitutes the Rule 18f-3 Plan with respect to the Funds listed on Schedule A (together, the “Funds”), each Fund, a separate series of Financial Investors Trust, an open-end management investment company (the “Trust”), may from time to time issue one or more of the following classes of shares:  Investor Class shares, Institutional Class and Retail Class shares.  Each class is subject to such investment minimums and other conditions of eligibility as are set forth each Fund’s registration statement as from time to time in effect.  The differences in expenses among these classes of shares are set forth below in this Plan.  Except as noted below, expenses are allocated among the classes of shares of a Fund based upon the net assets of the Fund attributable to shares of each class.  This Plan is subject to change, to the extent permitted by law and by the Trust Instrument of the Trust and By-laws of the Trust, by action of the Trustees of the Trust.

INVESTOR CLASS SHARES

Distribution and Service Fees

Investor Class shares do not pay distribution or service fees.

Shareholder Services Fees

Investor Class shares pay shareholder services fees pursuant to a plan (the “Investor Class Shareholder Services Plan”).  Pursuant to the Investor Class Shareholder Services Plan, Investor Class shares may pay up to 0.15% of the average daily net asset value of the Investor Class Shares of the Funds attributable to or held in the name of banks and their affiliates and other institutions, including broker-dealers and Fund affiliates (a “Participating Organization”) for its clients as compensation for providing service activities pursuant to an agreement with a Participating Organization.

Initial Sales Charge

Investor Class shares are offered at their NAV, without any sales charge.

Contingent Deferred Sales Charge

Investor Class shares are not subject to any contingent deferred sales charge.

INSTITUTIONAL CLASS SHARES

Distribution and Service Fees

Institutional Class shares do not pay distribution or service fees.

Shareholder Services Fees

Institutional Class shares pay shareholder services fees pursuant to a plan (the “Institutional Class Shareholder Services Plan”).  Pursuant to the Institutional Class Shareholder Services Plan, Institutional Class shares may pay up to 0.05% of the average daily net asset value of the Institutional Class Shares of the Fund attributable to or held in the name of banks and their affiliates and other institutions, including broker-dealers and Fund affiliates (a “Participating Organization”) for its clients as compensation for providing service activities pursuant to an agreement with a Participating Organization.

Initial Sales Charge

Institutional Class shares are offered at their NAV, without any sales charge.

Contingent Deferred Sales Charge

Institutional Class shares are not subject to any contingent deferred sales charge.

RETAIL CLASS SHARES

Distribution and Service Fees

Retail Class shares pay distribution and service fees pursuant to a plan (the “Retail Class Distribution Plan”) adopted pursuant to Rule 12b-1 under the 1940 Act. Retail Class shares also bear any costs associated with obtaining Retail Class shareholder approval of the Retail Class Distribution Plan (or an amendment to the Retail Class Distribution Plan). Pursuant to the Retail Class Distribution Plan, Retail Class shares may pay up to 0.20% of a Fund’s average daily net assets attributable to the Retail Class shares.

Shareholder Services Fees

Retail Class shares pay shareholder services fees pursuant to a plan (the “Retail Class Shareholder Services Plan”).  Pursuant to the Retail Class Shareholder Services Plan, Retail Class shares may pay up to 0.15% of the average daily net asset value of the Retail Class Shares of the Fund attributable to or held in the name of banks and their affiliates and other institutions, including broker-dealers and Fund affiliates (a “Participating Organization”) for its clients as compensation for providing service activities pursuant to an agreement with a Participating Organization.

Initial Sales Charge

Retail Class shares are offered at their NAV, without any sales charge.

Contingent Deferred Sales Charge

Retail Class shares are not subject to any contingent deferred sales charge.

ALLOCATIONS OF INCOME AND EXPENSES

(a) Investor Class, Institutional Class and Retail Class shares pay the expenses associated with their different shareholder servicing arrangements (“Class Expenses”).  Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses.

(b) The gross income of a Fund generally shall be allocated to each class on the basis of net assets.  To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of a Fund.  These expenses include:

(1)	Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular class of shares of a Fund (“Trust Level Expenses”);

(2)	Expenses incurred by more than one Fund (but not by all Funds) not attributable to a particular class of shares of a Fund (“Multiple-Fund Level Expenses”); and

(3)	Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (including, but not limited to, advisory fees, custodial fees or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item.  Trust Level Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust.  Multiple-Fund Level Expenses shall be allocated among the classes of shares of the applicable Fund based on their relative net asset values in relation to the aggregate net asset value of the applicable Fund.  Fund Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of a Fund.  Class Expenses shall be allocated to the particular class to which they are attributable.  In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it may be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended.

The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1) of the 1940 Act, provided that a majority of the Trustees and a majority of the Trustees who are not “interested persons” of the Trust for purposes of Section 2(a)(19) of the 1940 Act (“Independent Trustees”) determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

DIVIDENDS/DISTRIBUTIONS

The Funds pay out as dividends net investment income and net realized short-term capital gains as described in their registration statement as from time to time in effect.

All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate, unless the shareholder elects to receive cash.  Dividends paid by a Fund are calculated in the same manner and at the same time with respect to each class.

REDEMPTION FEES

Each Fund may impose a redemption fee (“Redemption Fee”) on redemptions and/or exchanges of a Fund’s shares.  The Redemption Fee may be charged up to 2% of the net asset value of the shares redeemed or exchanged, or such greater amount as may be permitted by applicable law.  The Redemption Fee may be imposed on only certain types of redemptions and exchanges, such as redemptions and exchanges occurring within a certain time period of the acquisition of the relevant shares.  The Trustees are not required to impose any Redemption Fee on any share classes of the Funds.  Similarly, any Redemption Fee rate may differ within a Fund, from share class to share class.  In addition, the Trust may waive any Redemption Fees or permit them to be applied in a manner that differs from shareholder to shareholder, including shareholders in the same class and/or Fund.

Amounts paid pursuant to any Redemption Fee will be allocated among a Fund’s share classes in the same manner as the Fund allocates income.

EFFECTIVENESS OF PLAN

This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees.

MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof.

Schedule A

List of Funds

Name of Fund	Approval Date
Seafarer Overseas Growth and Income Fund	June 11, 2024
Seafarer Overseas Value Fund	June 11, 2024